VALHI REPORTS FIRST QUARTER RESULTS

     DALLAS, TEXAS . . May 2, 1997 . . Valhi, Inc. (NYSE: VHI) reported a loss from continuing operations of $23.1 million, or $.20 per share, for the first quarter of 1997 compared to income of $8.6 million, or $.07 per share, in the first quarter of 1996. The 1997 loss includes a $30 million pre-tax charge ($19.5 million, or $.17 per share, net-of-tax) related to the adoption of a new accounting standard regarding accounting for environmental remediation liabilities at NL Industries, Inc.

     Chemicals earnings at 56%-owned NL Industries declined in 1997 from the year-ago period as higher sales volumes of titanium dioxide pigments ("TiO2") were more than offset by lower TiO2 selling prices. Average TiO2 selling prices for the first quarter of 1997 were 16% lower than the first quarter of 1996 and 2% lower than the fourth quarter of 1996. NL continued to experience strong demand for TiO2 in the first quarter, reporting record first quarter sales volumes that were 22% higher than the first quarter of 1996. In other operations, the Company's component products business reported higher sales and operating income.

     As previously reported, in early January 1997 the Company transferred control of the refined sugar operations previously conducted by the Company's wholly-owned subsidiary, The Amalgamated Sugar Company, to Snake River Sugar Company, an Oregon cooperative. Pursuant to the transaction, Amalgamated contributed substantially all of its net assets to the Amalgamated Sugar Company LLC, a limited liability company controlled by Snake River, on a tax-deferred basis in exchange for a non-voting interest in the LLC. Accordingly, the Company ceased consolidating the results of operations of such business effective December 31, 1996. For comparative purposes, Amalgamated's 1996 results of operations are reported by the equity method. As part of the transaction, Valhi provided approximately $192 million in debt financing to Snake River, and Snake River made certain loans to Valhi aggregating $250 million.

     Securities earnings increased in 1997 due to cash distributions received from The Amalgamated Sugar Company LLC, which are reported as dividend income, as well as a higher level of funds available for investment, including interest earned on the debt financing Valhi provided to Snake River. General corporate expenses in 1997 include NL's $30 million environmental remediation charge discussed above. Interest expense increased in 1997 due primarily to Valhi's loans from Snake River.

     Discontinued operations include both the results of Medite Corporation's building products operations and Sybra, Inc.' s fast food operations, and in the first quarter of 1997 include a net-of-tax gain on disposal of approximately $14.2 million ($22.5 million pre-tax) related to the previously-reported sale of Medite's Oregon medium density fiberboard facility. The Company completed the sale of its fast food operations on April 30, 1997 and will report a pre-tax gain on disposal in excess of $24 million in the second quarter of 1997.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future supply and demand for the Company's products (including cyclicality thereof), future global economic conditions, changes in government regulations, competitive products, customer and competitor strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation and any possible future litigation, completion of pending asset/business unit dispositions and other risks and uncertainties detailed in the Company's SEC filings.

     Valhi, Inc. is engaged in the chemicals, component products and waste management industries.

                                   * * * * *

                         VALHI, INC. AND SUBSIDIARIES

                            SUMMARY OF OPERATIONS

                                 (Unaudited)
                     Quarters ended March 31, 1996 and 1997
                    (In millions, except earnings per share)



                                        1996*     1997

NET SALES
  Chemicals                            $240.4    $239.5
  Component products                     21.2      25.8


                                       $261.6    $265.3



OPERATING INCOME
  Chemicals                            $ 36.6    $ 13.5
  Component products                      4.4       6.3


    TOTAL OPERATING INCOME               41.0      19.8

Equity in Amalgamated                     3.6     -
Equity in Waste Control Specialists      (1.1)     (2.7)
General corporate items, net:
  Securities earnings                     2.7      14.7
  Expenses, net                          (6.7)    (34.9)
Interest expense                        (24.8)    (30.7)


    Income (loss) before taxes           14.7     (33.8)
Income taxes (benefit)                    3.8     (10.7)
Minority interest                         2.3     -

    INCOME (LOSS) FROM CONTINUING         8.6     (23.1)
OPERATIONS
Discontinued operations                 (14.3)     15.6


    NET LOSS                           $ (5.7)   $ (7.5)


INCOME (LOSS) PER COMMON SHARE
  Continuing operations                 $  .07  $ (.20)
  Discontinued operations                 (.12)    .13


    NET LOSS                            $ (.05) $ (.07)



Weighted average common shares            114.6   114.8
outstanding




*Reclassified for discontinued operations.